MGP INGREDIENTS REPORTS STRONG FIRST QUARTER PROFITABILITY
Operating Income Increases 55%

ATCHISON, Kan., May 4, 2016 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the first quarter ended March 31, 2016.

2016 first quarter highlights

•	Net sales decreased 4.4% to $76.8 million as increases in net sales of premium beverage alcohol were more than offset by decreases in net sales of lower margin products.

•	Gross profit increased 27.3% to $17.0 million.

•	Gross margin improved 5.6 percentage points to 22.2%.

•	Operating income increased 55.3% to $10.7 million.

•	Net income increased 39.2% to $7.1 million.

•	Earnings per share increased 46.4% to $0.41.

“We are very pleased with the results for the quarter and our continued progress in implementing our long term strategic plan,” said Gus Griffin, president and CEO of MGP.  “The increase in our operating income is evidence of that progress.  While net sales declined due to softness in some of our lowest margin products, our focus on our highest margin products drove a significant increase in gross profit.”

Distillery Products Segment - First Quarter Gross Profit Rises 29%

For the first quarter, net sales for the Distillery Products segment decreased 3.1% to $63.8 million. Gross profit rose to $14.9 million, or 23.3% of net segment sales, compared with $11.5 million, or 17.4% of net segment sales in the first quarter of 2015. The improvement in gross profit was due to the continuing product sales mix shift to higher margin premium spirits, higher selling prices and lower input costs.

Griffin noted “We continue to enjoy very strong demand for our bourbon and rye whiskeys, reflecting the projected long term growth of that category.  Net sales for our Distillery Products segment were down, primarily driven by a decline in our industrial alcohol business, the result of a very competitive market and a mild flu season.  Despite that, our strong focus on our higher margin beverage alcohol products pushed segment gross profit up substantially.  While we expect some volatility in our product mix, we believe the large shift this quarter is temporary and we remain pleased with the long term trend.”

Ingredient Solutions - First Quarter Gross Profit Increases 16%

For the 2016 first quarter, net sales for the Ingredient Solutions segment decreased 10.7% to $13.0 million. Gross profit increased to $2.2 million, or 16.9% of net segment sales, compared with $1.9 million, or 13.1% of net segment sales in the first quarter of 2015. The improvement in gross profit was due to the continuing sales mix shift to higher margin specialty products, higher selling prices and lower input costs.

Griffin added, “While net sales for our Ingredients Solutions segment were down, with exports hindered by the strong U.S. dollar, strong growth in our specialty protein products supported improved segment gross profit.  We continued to be encouraged by our progress in positioning this segment to benefit from long term consumer trends.”

Other
Corporate selling, general and administrative expenses were $6.3 million for the first quarter 2016 compared to $6.5 million in the first quarter 2015, primarily due to decreases in incentive compensation, partially offset by increases in personnel, legal, and other costs.

MGP received joint venture equity method investment earnings of $0.5 million in the first quarter 2016 from its ICP joint venture, which produces high quality food grade alcohol, chemical intermediates and fuel. ICP joint venture income was $0.8 million below the prior year as ICP faced less favorable market conditions.

Earnings per share were $0.41 for the first quarter 2016, compared with $0.28 for the first quarter 2015. Strong results from operations, lower shares outstanding and a lower tax rate were partially offset by reduced income from ICP and higher interest expense.

2016 and Long Term Guidance
MGP is providing revised guidance for 2016 and beyond. The 2016 net sales percentage growth projection has been revised downward to reflect the impact that the first quarter sales decline of lower margin products has on the full year. Other elements of the guidance including the operating income growth are unchanged.

•	Operating income is expected to increase by a compound annual growth rate in the ten to fifteen percent range over the next three years.

•	2016 net sales percentage growth is expected to be in the mid-single digits.

•	2016 gross margin gains are expected to be moderate following strong 2015 improvement.

•	2016 effective tax rate is forecast to be 35% and shares outstanding are expected to be approximately 16.7 million, reflecting the benefit of the 2015 share repurchase.

•	Due to challenging and volatile conditions in the fuel ethanol market, ICP’s 2015 level of profitability may not be sustainable in 2016.

Conclusion
“The momentum established in 2015 has continued into the first quarter of 2016,” concluded Griffin.  “Our strategy of maximizing the value of our production is clearly producing results, and will continue over the long term.  Our launch of Till American Wheat Vodka demonstrates further progress in the implementation of our strategy to capture value share.  We made strong progress against our barrel warehouse expansion plan, and increased our MGP-owned barreled whiskey inventory by $5.5 million this quarter, as we continue to invest for growth.”

Annual Meeting
The company’s annual meeting of shareholders is scheduled for May 19 at 10 a.m. in the Atchison Event Center located at 710 S. 9th Street, Atchison, Kansas.

About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, revenue, gross margin, and future effective tax rate may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana facility, or at the Illinois Corn Processing, LLC ("ICP") facility,  (ii) the availability and cost of grain, flour, and barrels, and fluctuations in energy costs, (iii) the effectiveness of our corn purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our five-year strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) the positive or adverse impact to our earnings as a result of the ownership of our equity method investment in ICP and the volatility of its operating results, (ix) ICP's access to capital, (x) our limited influence over the ICP joint venture operating decisions, strategies, financial or other decisions (including investments, capital spending and distributions), (xi) our ability to source product from the ICP joint venture or unaffiliated third parties, (xii) our ability to maintain compliance with all applicable loan agreement covenants, (xiii) our ability to realize operating efficiencies, (xiv) actions of governments, (xv) consumer tastes and preferences, and (xvi) the volatility in our earnings resulting from the timing differences between a business interruption and a potential insurance recovery.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K/A for the year ended December 31, 2015.

For More Information
Investors & Analysts:
Bob Burton
616-233-0500 or Investor.Relations@mgpingredients.com

Media:
Greg Hibbeler
913-367-1480 or greg.hibbeler@mgpingredients.com

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted earnings per share

	Basic and Diluted EPS	Change
Basic and diluted earnings per share for the quarter ended March 31, 2015	$0.28
Change in operations(a)	0.14	50.0	pp(b)
Change in equity method investments(a)	(0.03)	(10.7)	pp
Change in interest expense(a)	(0.01)	(3.6)	pp
Change in weighted average shares outstanding(c)	0.02	7.1	pp
Change in effective tax rate	0.01	3.6	pp
Basic and diluted earnings per share for the quarter ended March 31, 2016	$0.41	46.4%

(a)	Changes are net of tax based on the effective tax rate for each base year.

(b)	Percentage points ("pp").

(c)
Weighted average shares outstanding change primarily due to the vesting of employee restricted stock units, the granting of Common Stock to directors, the purchase of vested stock by the Company from employees to pay withholding taxes, and repurchases by the Company of Common Stock.

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Quarter Ended
	March 31, 2016	March 31, 2015
Sales	$77,191	$84,864
Less: excise taxes	356	4,451
Net sales	76,835	80,413
Cost of sales	59,789	67,025
Gross profit	17,046	13,388
Selling, general and administrative expenses	6,321	6,480
Operating income	10,725	6,908
Equity method investment earnings (Note 2)	517	1,352
Interest expense, net	(311)	(131)
Income before income taxes	10,931	8,129
Income tax expense	3,872	3,059
Net income	7,059	5,070
Other comprehensive loss, net of tax	(17)	(72)
Comprehensive income	$7,042	$4,998

Basic and diluted earnings per share(a)	$0.41	$0.28
Dividends and dividend equivalents per common share	$0.08	$0.06

(a)	Share information:	Quarter Ended
		March 31, 2016	March 31, 2015
	Basic weighted average common shares	16,607,074	17,395,659
	Incremental shares from potential dilutive securities	—	713
	Diluted weighted average common shares	16,607,074	17,396,372

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	March 31, 2016	December 31, 2015	(Dollars in thousands)	March 31, 2016	December 31, 2015
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$747	Current maturities of long-term debt	$5,997	$3,345
Receivables	31,204	30,670	Accounts payable	16,740	20,940
Inventory	68,383	58,701	Accounts payable to affiliate, net	2,302	2,291
Prepaid expenses	1,351	1,062	Accrued expenses	7,335	10,400
			Income taxes payable	4,797	685
			Other current liabilities
Total Current Assets	100,938	91,180	Total Current Liabilities	37,171	37,661
			Other Liabilities:
			Long-term debt, less current maturities	19,239	7,579
			Revolving credit facility	12,208	22,536
Property and equipment	233,002	229,914	Deferred credit	3,228	3,402
Less accumulated depreciation and amortization	(149,585)	(146,360)	Accrued retirement, health and life insurance benefits	4,085	4,136
Net Property, Plant			Deferred income taxes	2,135	2,757
and Equipment	83,417	83,554	Other non current liabilities	80	79
Equity method investments	15,780	18,563	Total Liabilities	78,146	78,150
Other assets	972	1,013	Stockholders’ equity	122,961	116,160
TOTAL ASSETS	$201,107	$194,310	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$201,107	$194,310